Exhibit 99.22

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

May 21, 2013

Company name: J Trust Co., Ltd.

Name and title of representative: President & CEO Nobuyoshi Fujisawa

(Securities code number: 8508)

(Listed exchange: Osaka Securities Exchange Second Section)

Contact: Director Kazunori Kuroda

Telephone number: +81 (0)3-4330-9100

Notice of the Listing Schedule for the J Trust Co., Ltd. 4th Subscription Rights

to be Issued through the Rights Offering

Concerning the J Trust Co., Ltd. 4th Subscription Rights (hereinafter “the subscription rights”) to be issued through the rights offering as the Company announced in the “Notice of the Rights Offering (Non-Commitment Type/Gratis Allotment of Listed Subscription Rights)” dated May 14, 2013, we would like to announce that the listing schedule for the Osaka Securities Exchange Co., Ltd. (hereinafter “Osaka Securities Exchange”) has been determined and announced by the Osaka Securities Exchange today as follows.

Notes

Listing date	May 31 (Friday), 2013
Final trading date	July 23 (Tuesday), 2013
Delisting date	July 24 (Wednesday), 2013
Securities code for the subscription rights	8508–9

The subscription rights can be traded on the Osaka Securities Exchange from the listing date to the business day (July 23 (Tuesday), 2013, the final trading date) prior to the delisting date.